EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-248860, 333-104559,  333-122448,  333-124298,  333-142418,  333-166916 and  333-166914 on Form S-3, in Registration Statements Nos. 33-41604,  333-166577,  333-166594 and  333-226448 on Form S-8 and in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 on Form S-8 of our reports dated February 26, 2021, relating to the financial statements of Weingarten Realty Investors and the effectiveness of Weingarten Realty Investors' internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Houston, Texas
February 26, 2021